Exhibit 10(a)

AMENDMENT TO AGREEMENT

THIS AMENDMENT (this “Amendment”), effective as of May 8, 2006, by and between ALLTEL Corporation, a Delaware corporation (the “Corporation”), and Joe T. Ford (“Executive”), amends that certain Agreement, dated as of July 26, 2001, by and between the Corporation and Executive (the “Agreement”).

In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.  Section 1(C) of the Agreement shall be replaced in its entirety with the following:

(C) “Change in Control” shall mean:

(1)  Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that, for purposes of this Section 1(d), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its affiliates or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 1(C)(3)(A), 1(C)(3)(B) and 1(C)(3)(C);

(2)  Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(3)  Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Corporation or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Corporation Common Stock and the

Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(4)  Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

2.  The following Section 1(O) shall be added to the Agreement and the Section previously numbered Section 1(O) shall be renumbered as Section 1(P):

“Special Payment Trigger” shall mean, at any time during the Executive’s Post-Retirement Chairman Status, the occurrence of a Change in Control.

3.  Section 3(B)(iv) of the Agreement is hereby amended by adding the following to the end of such Section:

“, provided, that, notwithstanding any provision of this Agreement to the contrary, in the event that the Chief Executive Officer of the Corporation as of the date hereof so determines, following the Executive’s Post-Retirement Chairman Status, the Corporation shall continue to provide to the Executive such office space and secretarial support.”

4.  The following Section 18 shall be added to the Agreement:

Upon the occurrence of a Special Payment Trigger, in lieu of any benefits under Section 4 of this Agreement, the Executive shall be provided with a lump sum cash payment in an amount equal to $750,000 (the “Special Payment”); provided, that to the extent required by Section 409A of the Code, such Special Payment Trigger constitutes a “change in control event” within the meaning of Section 409A. If the Special Payment Trigger does not constitute a “change in control event” within the meaning of Section 409A, the Special Payment shall be made within five days following the Executive’s Date of Termination following the Special Payment Trigger; provided, that, to the extent required in order to comply with Section 409A of the Code, the Special Payment shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A.

5.  As amended hereby, the Agreement shall be and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ALLTEL CORPORATION

By: /s/ Richard N. Massey

EXECUTIVE:
/s/ Joe T. Ford
Joe T. Ford